================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------
                                     FORM 15
                                 --------------

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934


                          Commission File No. 001-10294


                              HIBERNIA CORPORATION
             (Exact name of registrant as specified in its charter)

                              313 CARONDELET STREET
                          NEW ORLEANS, LOUISIANA 70130
                                 (504) 533-2831
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       CLASS A COMMON STOCK, NO PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
                    (Title of all other classes of securities
                     for which a duty to file reports under
                         Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [X]         Rule 12h-3(b)(1)(i)           [X]
Rule 12g-4(a)(1)(ii)          [ ]         Rule 12h-3(b)(1)(ii)          [ ]
Rule 12g-4(a)(2)(i)           [ ]         Rule 12h-3(b)(2)(i)           [ ]
Rule 12g-4(a)(2)(ii)          [ ]         Rule 12h-3(b)(2)(ii)          [ ]
                                          Rule 15d-6                    [ ]

Approximate number of holders of record as of the certification or notice date: 0

================================================================================

         Pursuant to the requirements of the Securities Exchange Act of 1934, Hibernia Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                               HIBERNIA CORPORATION

November 16, 2005

                                               By:  /s/ Jan M. Macaluso
                                               ---------------------------------
                                               Name:    Jan M. Macaluso
                                               Title:   Executive Vice President